Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Information

On August 4, 2025 (the “Closing Date”), TIC Solutions, Inc. (“TIC Solutions” or the “Company”) completed its acquisition of NV5 Global, Inc. (the “NV5 Acquisition”). The following unaudited pro forma condensed combined financial information presents the historical consolidated financial information of TIC Solutions, adjusted to give effect to the NV5 Acquisition and the issuance of $875.0 million of new fungible term loans (the “Amendment No. 2 Term Loans”) under the Second Amendment to the Credit Agreement (the “Second Amendment,” and together with the NV5 Acquisition, the “Transactions”). The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines our historical consolidated statement of operations and the historical consolidated statement of net income of NV5 on a pro forma basis as if the Transactions had been consummated on January 1, 2024.

NV5 previously reported its financial results on a 52/53-week fiscal year ending on the Saturday closest to December 31st (whether or not in the following calendar year), with interim calendar quarters ending on the Saturday closest to the end of such calendar quarter (whether or not in the following calendar quarter). For purposes of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 we have utilized NV5’s unaudited historical results for the six months ended June 28, 2025, and NV5’s unaudited historical consolidated statement of operations for the stub period of June 29, 2025 through August 3, 2025 derived from NV5’s books and records.

The NV5 Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), which established a new basis of accounting for all of NV5’s identifiable assets acquired and liabilities assumed at fair value as of the closing date of the acquisition. Fair value estimates were determined based on a third-party valuation analysis. As of December 31, 2025, the allocation of purchase price has been substantially completed subject to potential measurement period adjustments.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. Management’s estimates of the fair values reflected in the unaudited pro forma condensed combined financial statements are subject to change and may differ materially from actual adjustments, which will be based on the final determination of fair values and useful lives. The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements and those of NV5 and the respective accompanying notes, as well as the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2025.

The estimated income tax rate applied to the pro forma adjustments is 25%, the expected combined statutory rate for U.S. federal and state taxes, and all other tax amounts are stated at their historical amounts. Historical reported income tax expense does not reflect the amounts that would have resulted had we and NV5 filed consolidated income tax returns during the period presented.

The following unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is based on currently available information and assumptions that management believes are reasonable. Our actual results of operations after the Transactions will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in our operating results following the date of the unaudited pro forma condensed combined financial information. The assumptions and estimates underlying the pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. All the assumptions were based on preliminary information.

TIC SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2025

(in thousands, except share and per share amounts)

	TIC Solutions (Historical)	NV5 As Reclassified (Note 4) For the Six Month Period Ended June 28, 2025	NV5 As Reclassified (Note 4) For the Period from June 29 to August 3, 2025	Acquisition Pro Forma Adjustments	Notes	Financing Pro Forma Adjustments	Notes	TIC Solutions Pro Forma Combined
Service revenue	$1,530,296	$486,030	$94,760	$-		$-		$2,111,086
Cost of revenue	1,080,937	257,748	50,352	654	A	-		1,389,691
Gross profit	449,359	228,282	44,408	(654)		-		721,395
Selling, general and administrative expenses	440,827	218,690	43,290	16,780	B	-		719,587
Transaction costs	25,628	-	25,280	-		-		50,908
Income (loss) from operations	(17,096)	9,592	(24,162)	(17,434)		-		(49,100)
Interest expense, net	87,621	6,979	1,979	(9,037)	C	39,928	C	127,470
Other income, net	(6,545)	(11,376)	(8)	-		-		(17,929)
Income (loss) before income taxes	(98,172)	13,989	(26,133)	(8,397)		(39,928)		(158,641)
Provision (benefit) for income taxes	(11,056)	1,873	870	(2,099)	D	(9,982)	D	(20,394)
Net income (loss)	$(87,116)	$12,116	$(27,003)	$(6,298)		$(29,946)		$(138,247)
Accrued Series A Preferred Stock Dividend	(6,757)							(6,757)
Undistributed loss allocated to Series A Preferred Stock	596							848
Net loss allocated to common stockholders	$(93,277)							$(144,156)

Basic and diluted income (loss) per share:
Common stock	$(0.60)							$(0.69)
Series A Preferred Stock	$6.18							$5.91

Weighted-average shares outstanding:
Common stock, basic	156,600,421			50,515,277	E			207,115,698
Common stock, diluted	157,600,421			50,515,277	E			208,115,698
Series A Preferred Stock, basic and diluted	1,000,000							1,000,000

See accompanying notes to unaudited pro forma condensed combined statement of operations.

TIC SOLUTIONS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

Note 1. Description of the Transactions

On August 4, 2025, we completed the NV5 Acquisition. The aggregate purchase price was approximately $1.7 billion, including the full repayment of NV5’s outstanding debt. Total purchase consideration consisted of approximately $870.9 million in cash and the issuance of approximately 80.5 million shares of our common stock.

Also on August 4, 2025, in connection with the NV5 Acquisition, we entered into the Second Amendment. The Second Amendment amended the Credit Agreement to: (i) include the Amendment No. 2 Term Loans, which increased the aggregate amount of total term loans outstanding under the Credit Agreement from $769.2 million to $1.6 billion, and (ii) increase the aggregate amount of the senior secured revolving credit facility from $75.0 million to $125.0 million. The proceeds of the Amendment No. 2 Term Loans were used to finance the cash purchase consideration for the NV5 Acquisition and to pay transaction costs associated with the Second Amendment. All other material terms of the Credit Agreement, as amended by the Second Amendment, remained unchanged.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical consolidated statement of operations of TIC Solutions and the historical consolidated statement of net income of NV5 on a pro forma basis as if the NV5 Acquisition had been consummated on January 1, 2024. The unaudited pro forma condensed combined balance sheet as of December 31, 2025 is not required and has been excluded, as the acquisition of NV5 was consummated on August 4, 2025 and is included in the audited historical consolidated balance sheet of the Company as of December 31, 2025.

The NV5 Acquisition was accounted for as a business combination using the acquisition method of accounting. TIC Solutions has determined it is the accounting acquirer for financial reporting purposes. Accordingly, a new basis of accounting was established for all of NV5’s identifiable assets acquired and liabilities assumed at fair value as of the Closing Date. Fair value estimates were determined based on a third-party valuation analysis. As of December 31, 2025, the allocation of purchase price has been substantially completed subject to potential measurement period adjustments.

Increases or decreases in the final fair values of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statement of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not reflect any potential divestitures that may be undertaken, or any cost savings, operating synergies or enhanced revenue opportunities that may be achieved as a result of the NV5 Acquisition, the costs to integrate the operations of TIC Solutions and NV5, or the costs necessary to achieve such cost savings, operating synergies and enhanced revenues.

Note 3. Reclassification and Accounting Policies

TIC Solutions has performed a detailed review of NV5’s accounting policies to determine if differences in accounting policies require further reclassification adjustments of NV5’s results of operations to conform to TIC Solutions’ accounting policies and classifications. Based on its analysis, management identified certain costs that NV5 historically presented within “Salaries and wages, payroll taxes, and benefits” but that TIC Solutions presents within “Cost of revenue.” As a result, the unaudited pro forma condensed combined statement of operations includes reclassification adjustments for the periods from January 1, 2025, through June 28, 2025, and from June 29, 2025, through August 3, 2025, as further discussed below.

The following sets forth the reclassification adjustments made to conform NV5’s presentation to our presentation in the unaudited pro forma condensed combined statement of operations for the six months ended June 28, 2025:

TIC Solutions	NV5 Presentation	Historical NV5 for the Six Months Ended June 28, 2025	Reclassification Adjustments	Note	Historical NV5 As Reclassified to TIC Solutions
			(in thousands)
Service revenue		$-	$486,030	(a)	$486,030
	Gross revenues	486,030	(486,030)	(a)	-
Total revenues		486,030	-		486,030
Cost of revenue			257,748	(b)(d)	257,748
	Salaries and wages	123,689	(123,689)	(b)	-
	Sub-consultant services	86,292	(86,292)	(b)	-
	Other direct costs	26,155	(26,155)	(b)	-
Gross profit		249,894	(21,612)		228,282
Selling, general and administrative expenses			218,690	(c)(d)	218,690
Transaction costs			-		-
	Salaries and wages, payroll taxes, and benefits	147,259	(147,259)	(c)	-
	General and administrative	49,857	(49,857)	(c)	-
	Facilities and facilities related	12,692	(12,692)	(c)	-
	Depreciation and amortization	30,494	(30,494)	(c)	-
Income from operations		9,592	-		9,592
Interest expense, net	Interest expense, net	6,979	-		6,979
Other income, net	Other income	(11,376)	-		(11,376)
Income before provision for income taxes		13,989	-		13,989
Provision (benefit) for income taxes	Income tax expense	1,873	-		1,873
Net income		$12,116	$-		$12,116

(a)	Represents the reclassification of NV5’s “Gross revenues” amount to “Service revenue” to conform to our historical presentation.

(b)	Represents the combination and reclassification of NV5’s “Salaries and wages,” “Sub-consultant services,” and “Other direct costs” to “Cost of revenue” to conform to our historical presentation.

(c)	Represents the combination and reclassification of NV5’s “Salaries and wages, payroll taxes, and benefits,” ” General and administrative,” “Facilities and facilities related,” and “Depreciation and amortization” amounts to “Selling, general and administrative expenses” to conform to our historical presentation.

(d)	Represents the reclassification of NV5’s insurance and other direct employee benefit related costs of approximately $21.6 million from “Salaries and wages, payroll taxes, and benefits” to “Cost of revenue” to conform to our historical presentation and to align with the employees’ salaries and wages included in “Cost of revenue.”

The following sets forth the reclassification adjustments made to conform NV5’s presentation to our presentation in the unaudited pro forma condensed combined statement of operations for the stub period of June 29, 2025 through August 3, 2025 derived from NV5’s books and records:

TIC Solutions	NV5 Presentation	Historical NV5 for the Period from June 29 to August 3, 2025	Reclassification Adjustments	Note	Historical NV5 As Reclassified to TIC Solutions
			(in thousands)
Service revenue			$94,760	(a)	$94,760
	Gross revenues	94,760	(94,760)	(a)	-
Total revenues		94,760	-		94,760
Cost of revenue			50,352	(b), (e)	50,352
	Salaries and wages	24,841	(24,841)	(b)	-
	Sub-consultant services	17,166	(17,166)	(b)	-
	Other direct costs	4,743	(4,743)	(b)	-
Gross profit		48,010	(3,602)		44,408
Selling, general and administrative expenses			43,290	(c), (e)	43,290
Transaction costs			25,280	(d)	25,280
	Salaries and wages, payroll taxes, and benefits	31,349	(31,349)	(c)	-
	General and administrative	33,840	(33,840)	(c)	-
	Facilities and facilities related	1,948	(1,948)	(c)	-
	Depreciation and amortization	5,035	(5,035)	(c)	-
Income from operations		(24,162)	-		(24,162)
Interest expense, net	Interest expense, net	1,979	-		1,979
Other income, net	Other income	(8)	-		(8)
Income before provision for income taxes		(26,133)	-		(26,133)
Provision (benefit) for income taxes	Income tax expense	870	-		870
Net income		$(27,003)	$-		$(27,003)

(a)	Represents the reclassification of NV5’s “Gross revenues” amount to “Service revenue” to conform to our historical presentation.

(b)	Represents the combination and reclassification of NV5’s “Salaries and wages,” “Sub-consultant services,” and “Other direct costs” to “Cost of revenue” to conform to our historical presentation.

(c)

Represents the combination and reclassification of NV5’s “Salaries and wages, payroll taxes, and benefits,” ” General and administrative,” “Facilities and facilities related,” and “Depreciation and amortization” amounts to “Selling, general and administrative expenses” to conform to our historical presentation.

(d)	Represents the reclassification of the Acquired Entity transaction related costs out of "General and administrative" and into "Transaction costs" to conform to our historical presentation

(e)	Represents the reclassification of NV5’s insurance and other direct employee benefit related costs of approximately $3.6 million from “Salaries and wages, payroll taxes, and benefits” to “Cost of revenue” to conform to our historical presentation, and to align with the employees’ salaries and wages included in “Cost of revenue.”

Note 4. Preliminary Purchase Consideration and Purchase Price Allocation

The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values. In order to determine the fair values of tangible and intangible assets acquired and liabilities assumed, the Company engaged an independent third-party valuation specialist to assist in the determination of the fair values.

The following table summarizes the components of the purchase consideration:

Cash consideration	$870,911
Equity consideration	768,304
Replacement of share-based awards	29,744
Total estimated consideration	$1,668,959

The following table summarizes the preliminary allocation of the purchase consideration to NV5’s assets and liabilities based on the fair value of the assets acquired and liabilities assumed on the Closing Date:

Recognized amounts of identifiable assets acquired and liabilities assumed:

Cash and cash equivalents	$58,958
Accounts receivable	186,228
Contract assets	123,428
Prepaid expenses and other current assets	33,536
Plant and equipment	80,557
Operating lease right-of-use assets	33,464
Intangible assets	720,000
Other assets	4,560
Accounts payable	(40,350)
Accrued expenses and other current liabilities	(98,830)
Contract liabilities	(47,694)
Other liabilities	(10,569)
Deferred income tax liabilities	(97,935)
Lease liabilities	(39,908)
Total identifiable net assets	905,445
Goodwill	$763,514

The final determination of the fair values of assets and liabilities will be completed within the one-year measurement period as required by ASC 805. The NV5 Acquisition will necessitate the use of this measurement period to adequately analyze and assess the factors used in establishing the asset and liability fair values as of the relevant acquisition date, including intangible assets, contract assets and liabilities, certain lease-related assets and liabilities, indemnification assets and deferred tax assets and liabilities.

 Note 5. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 are as follows:

(A)	Cost of Revenue

Represents the elimination of historical depreciation expense and reflects new depreciation expense associated with the increase in fair value of NV5’s property and equipment as outlined in the following tables:

	Historical NV5 Depreciation Expense for the Period from January 1, 2025 through August 3, 2025	Pro Forma Depreciation Expense for the Period from January 1, 2025 through August 3, 2025	Pro Forma Depreciation Expense Adjustment for the Year Ended December 31, 2025
Cost of revenue	$(4,338)	$4,992	$654
Selling, general and administrative	(6,238)	7,617	1,379
Total	$(10,576)	$12,610	$2,034

(B)	Selling, General and Administrative Expense (SG&A)

The unaudited pro forma adjustment to SG&A is calculated as follows:

Year Ended December 31, 2025
Depreciation expense adjustment (see Note A above)	$1,379
Intangible asset amortization expense adjustment (see Note B1 below)	24,410
Share-based compensation expense adjustment (see Note B2 below)	(9,009)
Pro forma adjustment to selling, general and administrative expense	$16,780

(B1)	The pro forma intangible asset amortization expense adjustment reflects the recognition of additional amortization expense associated with the fair values of NV5’s intangible assets related to customer relationships, customer backlog, trade names, and developed technology net of the removal of NV5’s historical amortization expense related to intangible assets from previous acquisitions as outlined in the following table:

	Estimated Fair Value	Estimated Weighted-Average Useful Lives (in years)	Estimated Amortization for the Year Ended December 31, 2025
Customer relationships	$590,000,000	14	$25,278
Customer backlog	88,000,000	2	25,650
Tradenames	39,000,000	10	2,190
Developed technology	3,000,000	3	583
Total	$720,000,000		$53,701
Less: historical amortization (for the period from January 1, 2025 through August 3, 2025)			(29,291)
Pro forma amortization expense adjustment			$24,410

(B2)	The pro forma adjustment related to share-based compensation expense reflects the estimated incremental fair value measured as the difference between NV5’s historical unvested equity awards immediately before the Closing Date of the NV5 Acquisition and the new unvested TIC Solutions replacement awards as presented below:

Year Ended December 31, 2025
Share-based compensation expense for TIC Solutions replacement awards	$10,654
Less: historical NV5 share-based compensation expense	(19,663)
Pro forma adjustment to share-based compensation expense	$(9,009)

(C)	Interest Expense

The pro forma adjustment related to interest expense reflects the interest expense on the $875.0 million of Amendment No. 2 Term Loans, including the estimated amortization of debt issuance costs. The pro forma adjustment to record interest expense assumes the Amendment No. 2 Term Loans were entered into on January 1, 2024, and were outstanding for the entire year ended December 31, 2025. The interest rate assumed for purposes of preparing the pro forma financial information was 7.6% based on SOFR, plus a margin of 2.75%. There are no amounts outstanding under the senior secured revolving credit facility.

Total debt issuance costs of $23.2 million will be amortized using the straight-line interest method over the term of the Amendment No. 2 Term Loans, as the difference was determined to be immaterial as compared to the effective interest method. The following pro forma adjustment has been recorded to interest expense:

Year Ended December 31, 2025
Estimated interest expense - Second Amendment(1)	$37,513
Amortization of debt issuance costs	2,415
Financing pro forma adjustment to interest expense	$39,928

Historical interest related to NV5 credit facility	$(9,037)
Acquisition pro forma adjustment to interest expense	$(9,037)

(1)	As the interest rate is variable, actual interest expense may differ from the amounts assumed in the unaudited pro forma condensed combined statement of operations. An increase or decrease in interest rates by 12.5 basis points would result in a change in interest expense of approximately $1.1 million for the year ended December 31, 2025.

(D)	Income Taxes

The pro forma adjustment to income taxes reflects the adjustment to our income tax expense resulting from the impact of the acquisition-related pro forma adjustments at the expected statutory rate of 25% for the year ended December 31, 2025. All other tax expense amounts are stated at their historical amounts.

(E)	Weighted-Average Shares Outstanding and Undistributed Loss Allocated to Series A Preferred Stock

As the shares issued in the NV5 Acquisition are already included in the historical year ended December 31, 2025, weighted-average shares outstanding of the Company from the date of issuance on the Closing Date, the calculation of pro forma weighted-average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the NV5 Acquisition were outstanding since January 1, 2024. As the unaudited pro forma condensed combined statement of operations is in a net loss position, any potentially dilutive instruments would be anti-dilutive and thus these instruments have been excluded from the computation of diluted loss per share.

The Company has determined that its Series A Preferred Stock is a class of common shares. Accordingly, the Company has used the two-class method of computing earnings per share for its common stock and the Series A Preferred Stock according to participation rights in undistributed earnings. Under this method, pro forma net loss is allocated on a pro rata basis to the holders of our common stock and the Series A Preferred Stock. As such, given the pro forma combined net loss for the year ended December 31, 2025, of $138.2 million, the undistributed loss allocated to the holders of the Series A Preferred Stock on a pro forma combined basis of $0.8 million was estimated based on the same pro rata basis as that which is reflected in our historical financial statements for the year ended December 31, 2025.